PURCHASE AGREEMENT BETWEEN US FARMS INC. and US ALOE INC.

Dated July 17, 2008

The parties recognize the existing purchase option between U.S. Farms Inc. or its assigns and William P. Mountanos for the operating plant of US Aloe Inc. and Real Aloe Inc. located at 2045 Corte Del Nogal, Carlsbad, CA 92011.

This agreement calls for the payment of $1,587,740.00 plus $800 per day from June 1, 2008.  This will result in release of the liens held by Mountanos against the property that exist in the form of UCC 1’s in California.  The parties agree this asset will be placed on the books of USFI.

Simultaneously, with the above transaction, Mountanos agrees to sell his 15,030,000 shares in US ALOE in exchange for post split shares of USFI  at 25 to 1 on a reverse basis that are expected to commence trading on Friday July 18, 2008.

The exchange amount will be 2,000,000 shares of USFI stock post reverse split subject to the following conditions.

1.

It will be restricted from sale for a period of six months.  USFI will provide legal opinion and necessary effort to insure that this restriction may be removed in six months.

2.

USFI stock does not trade at a closing price below $1.00 during the period of this agreement and final closing.

3.

Mountanos will forfeit up to 800,000 shares of USFI stock back to the company depending on the average daily closing price for 20 days after removal of the trading restrictions according to the following table.

Avg. Price   $                               Shares forfeited

1.5

 100,000

1.6

 200,000

1.7

 300,000

1.8

 400,000

1.9

 500,000

2.0                                                600,000

2.1                                                800,000

3. a   Mountanos agrees to not trade any shares during this period.  This includes        previously acquired shares as well.  US Farms and it’s agents also agree to not exercise any trades that would affect the stock price.  As there exists the possibility of broker dealers assisting in achieving higher stock

               prices due to the large incentive, an increase in excess of 20% over the                average closing prices 20 days prior to this date will be considered                evidence of this action.  In this event the average of 20 days prior and the

               20 days post will be used.

4.

US Farms agrees to provide stock options incentives to Key Employees of Real Aloe Inc. appropriate to their position.

5.

Mountanos may cancel this agreement at will upon receipt of a bonafide written offer from other parties in which he is currently negotiating.  Prior to such cancellation USFI will be given a right of first refusal or demand for additional performance down payment within 72 hours.

6.

USFI agrees to make a Non-refundable deposit of 100,000 shares of USFI post split stock within 10 days of signing this agreement.  Should Mountanos exercise his right to cancel in #5 above; this deposit will be immediately REFUNDABLE.  At closing it will be Mountanos’ option to accept $100,000 in cash in exchange for the stock or keep the stock and have the remaining balance paid in cash.

7.

The parties agree Mountanos will no longer have any operating role in the combined entity; however no severance penalties will be involved.

8.

Mountanos will receive right to attend but not participate in board meetings of US FARMS.

Non Circumvention:  During the term of this Agreement, Mountanos agrees to promptly refer to US FARMS all offers, inquiries and proposals relating to any potential Transaction (as defined in preceding paragraphs) made to the Mountanos, resulting from any referral of or introduction made by US FARMS.  Mountanos hereby agrees that he or his assigns, including contract personnel, agents, affiliates or successors, will not make any contact with, engage, deal with or otherwise be involved in any future transaction(s) with any fund, banking or lending institution, trust, corporation, company, individual investor, lender or borrower, buyer or seller, which were referred by US FARMS to the him or US ALOE, without the prior written consent of US FARMS.  US FARMS agrees to provide in writing each such introduction listing the name and contact information.  As of this signing there has been one introduction known only as “Ray”, and additional information on this introduction is expected promptly after execution of this agreement.

/s/ William P. Mountanos

/s/ Yan Skwara

William P. Mountanos

Yan Skwara, US Farms

                                                                                                President

July 16, 2008